                                                                    Exhibit 99.1

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News Release FOR IMMEDIATE RELEASE: JANUARY 18, 1995
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                      Santa Fe Pacific Corporation

                      1700 East Golf Road
                      Schaumburg, Illinois 60173-5860

                      Corporate Communications Department

                      Contact: Catherine Westphal
                               (708) 995-6273

                      Release #4
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                                  HIGHLIGHTS
                                  ----------

Fourth Quarter 1994
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. Adjusted SFP net income from continuing operations increased to $57.9 million or $0.30 per share in 1994 compared with $53.1 million or $0.28 per share in 1993
. Record Railway operating income of $123.0 million up 7%
. Railway revenues up 13% led by a 24% increase in intermodal revenues and a 16%
  increase in automotive revenues
. Income of $8.3 million from pipelines investment up 11%

Full Year 1994
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. Adjusted SFP net income from continuing operations increased to $181.4 million or $0.95 per share compared with $114.5 million or $0.61 per share in 1993
. Record Railway operating income of $428.9 million up 35%
. Operating ratio improved to 84% in 1994 from 86.8%
. Railway revenues increased 11% and carloadings increased 8%

Other
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. 1994 systemwide on-time service improved 11 points to 88% and was the best in
  Santa Fe Railway's history
. Railway achieved a 44% reduction in employee injuries
. Railway handled 17,132 loads during peak holiday shipping season for United
  Parcel Service without one service failure
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
                    [LOGO OF SANTA FE PACIFIC CORPORATION]

                           CORPORATE COMMUNICATIONS                         NEWS

FOR IMMEDIATE RELEASE                          MEDIA CONTACT: Catherine Westphal
#4                                                                (708) 995-6273


RECORD ANNUAL, QUARTERLY OPERATING INCOME
FOR SANTA FE RAILWAY

     SCHAUMBURG, ILLINOIS, January 18, 1995 -- Santa Fe Pacific Corporation
(SFP) reported adjusted fourth quarter net income from continuing operations of $57.9 million or $0.30 per share compared with $53.1 million or $0.28 per share a year ago. For the year, SFP's adjusted net income from continuing operations was $181.4 million or $0.95 per share compared with $114.5 million or $0.61 per share in 1993.

     "The railroad recorded its highest quarterly operating income in history led by a 24% gain in intermodal revenues," said Robert D. Krebs, chairman, president and chief executive officer. "Santa Fe finished 1994 with record annual operating income and the highest volume in its history."

RAILWAY RESULTS

     Fourth quarter operating income of $123.0 million was 7% higher than last year. Operating revenues of $711.0 million rose 13% as volume increased 8% over last year. The primary reason for the improved operating income and revenues was growth in Santa Fe's intermodal business. Intermodal revenues of $331.8 million were 24% higher than last year as volume rose 21%. Volume increased 43% in the direct marketing segment, which includes J.B. Hunt Transport, Inc., United Parcel Service, truckload and less-than-truckload shippers.

     Automotive business revenues of $62.1 million were up 16% and carloadings rose 13% due to strong demand for new autos. Carload commodity revenues of $156.2 million increased 7% and carloadings rose 8% principally due to increased shipments of lumber, plastics, petroleum products and finished steel. Bulk products revenues of $150.0 million were down 2% and carloadings declined 5% due to decreased grain and coal shipments partially offset by increased shipments of cement and grain products.

     Railroad operating expenses increased by $71.7 million to $588.0 million, primarily due to higher business volume. Contract services and other expenses rose, as well as compensation and benefits costs, which reflect the hiring of operating personnel to handle increased traffic. Additionally, 1993 operating expenses included the benefit of an $8 million insurance recovery.

                                   - more -

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                                                                    SFP Earnings
                                                                          Page 2

OTHER RESULTS

     SFP's equity investment in Santa Fe Pacific Pipeline Partners, L.P. produced income of $8.3 million in the fourth quarter compared with income of $7.5 million in the prior year. Interest expense increased 9% partly due to higher interest rates. Other income, excluding merger-related costs of $13.7 million, was approximately equal to last year.

FULL YEAR 1994

     SFP reported adjusted net income from continuing operations of $181.4 million or $0.95 per share compared with $114.5 million or $0.61 per share in 1993, excluding special items in both years. The improvement was due primarily to business growth at Santa Fe Railway.

     Operating income was $428.9 million compared with $317.7 million in 1993, a 35% improvement. Operating revenues were $2.68 billion, compared with $2.41 billion in 1993, an 11% increase. Total carloadings rose approximately 8% as intermodal volume increased 18%, automotive shipments rose 12%, carload commodities volume rose 8% and bulk products shipments were flat. By adding new business and controlling costs, the railroad lowered its operating ratio to 84% compared with 86.8% in 1993.

     SFP's interest expense in 1994 declined 9% primarily due to lower debt levels. Excluding special items, SFP's income from its pipelines investment increased 8% to $33.2 million.

                         Santa Fe Pacific Corporation
                Condensed Consolidated Statement of Operations
                (Unaudited. In millions, except per share data)


                                                                           Three Months                 Twelve Months
                                                                        Ended December 31,            Ended December 31,
                                                                          1994       1993               1994         1993
                                                                        ------     ------           --------     --------
Operating Revenues                                                      $711.0     $631.1           $2,680.9     $2,409.2

Operating Expenses                                                       588.0      516.3            2,252.0      2,091.5
                                                                        ------     ------           --------     --------

Operating Income                                                         123.0      114.8              428.9        317.7
Equity in Earnings of Pipeline                                             8.3        7.5               34.6         18.6
Interest Expense                                                          32.4       29.7              121.9        133.4
Gain on Sale of California Lines                                             -          -                  -        145.4
Other Income (Expense)-Net                                               (13.2)       1.1                9.5          5.8
                                                                        ------     ------           --------     --------

Income From Continuing Operations Before Income Taxes                     85.7       93.7              351.1        354.1

Income Taxes                                                              39.4       40.6              151.7        176.7
                                                                        ------     ------           --------     --------

Income From Continuing Operations                                         46.3       53.1              199.4        177.4
Income from Discontinued Operations, Net of Income Taxes                     -       13.9               23.1        161.4
                                                                        ------     ------           --------     --------

Net Income                                                              $ 46.3     $ 67.0           $  222.5     $  338.8
                                                                        ======     ======           ========     ========

Net Income Per Share
  Continuing Operations                                                 $ 0.24     $ 0.28           $   1.05     $   0.95
  Discontinued Operations                                                    -       0.08               0.12         0.86
                                                                        ------     ------           --------     --------

Net Income                                                              $ 0.24     $ 0.36           $   1.17     $   1.81
                                                                        ======     ======           ========     ========

Adjusted Net Income Per Share-Continuing Operations (1)                 $ 0.30     $ 0.28           $   0.95     $   0.61
                                                                        ======     ======           ========     ========

Average Number of Common and Common Equivalent Shares                    194.3      188.6              190.8        187.2
                                                                        ======     ======           ========     ========

Operating Ratio                                                          82.7%      81.8%              84.0%        86.8%
                                                                        ======     ======           ========     ========


(1) 1994 Adjusted Net Income Per Share-Continuing Operations excludes after tax effect of the first quarter gain on sale of an investment and favorable outcome of a litigation settlement; the second quarter credit resulting from changes in postretirement medical benefits eligibility requirements and loss related to an adverse appellate court decision; and fourth quarter merger related costs. 1993 Adjusted Net Income Per Share-Continuing Operations excludes after tax effect of the first quarter gain on sale of California lines; and the third quarter favorable outcome of arbitration and litigation settlements, a pipelines special charge, and the retroactive impact of the increase in the federal income tax rate to 35%.